                                                                   Exhibit K-1.1

                             UNION ELECTRIC COMPANY
                                       &
                    CENTRAL ILLINOIS PUBLIC SERVICE COMPANY



                            SUPPLEMENTAL ANALYSIS OF
                            THE ECONOMIC IMPACT OF A
                      DIVESTITURE OF THE GAS OPERATIONS OF
                                  UE AND CIPS



The management and staffs of Union Electric Company (UE) and Central Illinois Public Service Company (CIPS) conducted this supplemental study to the "Analysis of the Economic Impact of a Divestiture of the Gas Operations of UE and CIPS" dated September 19, 1996. The Analysis dated September 19, 1996 determined the economic effects on shareholders and customers of divesting UE and CIPS of their natural gas assets and businesses by spinning them off into two separate and distinct entities. This supplemental study evaluates the additional costs from lost economies that would be associated with the spin-off of UE's and CIPS' natural gas assets and businesses followed by a combination of the two entities into one gas entity, all of which would take place after the merger and creation of Ameren Corporation.



                                 July 10, 1997

                               TABLE OF CONTENTS
                               -----------------

                                                                            PAGE
                                                                            ----

SECTION I.    EXECUTIVE SUMMARY AND CONCLUSIONS                               1

SECTION II.   GENERAL STUDY ASSUMPTIONS                                       5

SECTION III.  NEWGAS-UE/CIPS

              A. OVERVIEW                                                     7

              B. ANALYSIS                                                     8

              C. SCHEDULE OF EXHIBITS                                        15


                ===============================================
                 SECTION I.  EXECUTIVE SUMMARY AND CONCLUSIONS
                ===============================================

On September 19, 1996, the management and staffs of Union Electric Company (UE) and Central Illinois Public Service Company (CIPS) completed a study entitled "Analysis of the Economic Impact of a Divestiture of the Gas Operations of UE and CIPS" (Study). The Study, submitted as Exhibit K-1 to the Form U-1 filed on October 31, 1996, demonstrated that substantial additional costs from "lost economies" would be associated with the divestiture of the separate gas companies of UE and CIPS.

The present study, entitled "Supplemental Analysis of the Economic Impact of a Divestiture of the Gas Operations of UE and CIPS" (Supplemental Study), evaluates the additional costs from lost economies that would be associated with the spin-off of UE's and CIPS' natural gas assets and businesses followed by a combination of the two entities into one gas entity, all of which would take place after the merger and creation of Ameren Corporation. The Supplemental Study shows that while lost economies would be somewhat smaller if the gas operations of UE and CIPS were combined, the additional costs are nonetheless very significant. The Supplemental Study further demonstrates that continued retention of the gas operations by UE and CIPS following the merger is in the best interest of the ratepayers and shareholders alike.

As with the original Study, where possible, estimates of the operating costs were compared to similar investor-owned gas distribution companies in the Midwest. The effects on shareholders were calculated using the increased costs caused by divestiture assuming no rate relief. The effects on customers were calculated assuming recovery of additional costs through rate increases. To facilitate comparisons, the Supplemental Study utilizes data for the same time period used in the Study.


INCOME TAXES ON THE DIVESTITURE TRANSACTION
-------------------------------------------

Under current law, the divestiture of the gas businesses of UE and CIPS into a single, combined company, after the merger and creation of Ameren Corporation, could be accomplished on a tax-free basis. However, legislation is pending in the U.S. Congress that, if passed, would apply to this transaction and would impose substantial income taxes.

Under the proposed legislation, CIPS would be subject to income tax on the difference between the fair market value of its gas assets (as of the date they are spun off from CIPS) and the tax basis of those assets. Using the net book value as a conservative minimum fair market value for these assets, it is estimated that these income taxes would be at least $24,000,000. These costs would, if incurred, substantially increase the lost economies already illustrated in Section I, Tables I-1 and I-2, to follow.

SHAREHOLDERS
------------

The projected effects on the shareholders of the lost economies resulting from the spin-off of UE's and CIPS' gas businesses into NEWGAS-UE/CIPS are shown in Table I-1:

                                  TABLE I-1*
                ANNUAL EFFECT OF LOST ECONOMIES ON SHAREHOLDERS
          ------------------------------------------------------------
                                                        NEWGAS-UE/CIPS
          ------------------------------------------------------------
          Lost Economies                                   $34,768,000
          Lost Economies as a Percent of:
             Total Gas Operating Revenue                        15.99%
             Total Gas Operating Revenue Deductions             17.57%
             Gross Gas Income                                  177.66%
             Net Gas Income                                    252.34%
          In the Absence of  Rate Relief:
             Return on Rate Base                                -4.78%
             Return on Net Plant                                -4.32%
          ------------------------------------------------------------
          *  The effect of lost economies shown in this table does not reflect income tax liability from proposed tax legislation, as previously explained.
          ------------------------------------------------------------

In Table I-1, Lost Economies represents the increased costs, excluding income taxes, to operate as one stand-alone company. Total Gas Operating Revenue is the sum of all gas revenues for the 12 months ended December 31, 1995. Total Gas Operating Revenue Deductions include all purchased gas and gas withdrawn from storage, operation and maintenance expenses, depreciation and taxes other than income taxes. Gross Gas Income is the difference between Total Gas Operating Revenue and Total Gas Operating Revenue Deductions. Net Gas Income is Gross Gas Income minus Income Taxes. (See SECTION III.C. NEWGAS-UE/CIPS Exhibit 1 for detailed information.)


GAS CUSTOMERS
-------------

The projected effect on gas customers, assuming the stand-alone organization is allowed rate increases to recover lost economies and applicable income taxes, is shown in Table I-2:

               --------------------------------------------------
                                   TABLE I-2*
                ANNUAL EFFECT OF LOST ECONOMIES ON GAS CUSTOMERS
               --------------------------------------------------
               RATE REVENUE                        NEWGAS-UE/CIPS
               Pre Spin-off                          $217,425,000
               Post Spin-off                         $267,857,000
               Dollar Increase                       $ 50,432,000
               Percent Increase                            23.20%
               --------------------------------------------------
               *  The effect of lost economies shown in this
               table does not reflect income tax liability from
               proposed tax legislation, as previously explained
               --------------------------------------------------

     (See SECTION III.C. NEWGAS-UE/CIPS Exhibit 1 for detailed information supporting Table I-2.)


ELECTRIC CUSTOMERS
------------------

In addition to the forgoing impacts, divesting the gas business would result in rate increases of .73% for CIPS electric customers and .11% for UE electric customers. This impact is due to each company transferring all common property into the electric rate base, requiring rate increases to maintain the existing rates of return.


CONCLUSIONS
-----------

The economies that CIPS and UE realize from combined electric and gas operations provide significant benefits to customers and shareholders. This Supplemental Study demonstrates that spinning off the two gas divisions into a separate entity would be inefficient due to lost economies, which would be passed on to gas customers, electric customers and/or to shareholders. Without increased rates, the immediate negative effect on shareholders' earnings would be substantial, making ownership of shares in NEWGAS-UE/CIPS unattractive.

The pass-through of increased costs to customers would cause significant increases in gas rates, with no increase in the level or quality of service. The rate increases required to operate NEWGAS-UE/CIPS would total about $50,432,000 (Table I-2). Such increases would make NEWGAS-UE/CIPS less competitive at a time when competition in the energy industry is rapidly increasing due to Federal Energy Regulatory Commission (FERC) Order 636 and other FERC and state regulatory initiatives. In addition, NEWGAS-UE/CIPS would receive none of the benefits expected to accrue from the proposed merger.

It is estimated there would be no substantial benefits from the divestiture of the gas businesses for electric customers. Minimal savings could be achieved for items such as data processing costs, and minimal personnel reductions could occur in the combination gas and electric districts. These savings would be offset by additional costs such as changing meter reading routes and modifying data processing applications.

Proposed tax legislation would substantially increase the lost economies, previously illustrated on Tables I-1 and I-2.

                     SECTION II.  GENERAL STUDY ASSUMPTIONS

The assumptions, information and data utilized for this Supplemental Study are based on the industry expertise and experience of the management and staffs of UE and CIPS. Below are the major assumptions employed for this Supplemental Study, which are substantially the same as was used in the original Study:

1. Organization: Each of the gas organizations to be spun off would combine to operate as one independent, stand-alone, publicly held, regulated company. It would have all the necessary management personnel, along with facilities, equipment, materials, supplies, etc., required to operate as a stand-alone company.

2. System Operation & Maintenance: The gas and electric systems would continue to be operated and administered in the existing manner to insure safe and reliable service. In addition, current system renewal programs would be continued.

3. Staffing: A sufficient number of employees would be included within the stand-alone gas company to ensure that customers receive the present level and quality of service.

4. Labor Costs: Labor cost estimates were based upon assessments of work assignments, using UE and CIPS wage structures. Senior management salary estimates were based on industry averages.

5. Non-labor Costs: These costs were estimated based upon actual costs incurred by UE and CIPS for their gas businesses assuming the customers of NEWGAS-UE/CIPS would receive existing levels and quality of service.

6. Cost Pass-through: Full pass-through to customers of increased costs due to lost economies would be allowed in formal rate proceedings.

7. Specific Labor Assumptions:
   ---------------------------

   a) Organization size and spans of control were estimated using existing UE and CIPS structures, adjusted to recognize the broader functional responsibilities that would exist in the new, smaller company.

   b)  Pensions and benefits were estimated as a percent of direct labor cost.

   c) Employee benefits would be similar to the combined companies of UE and CIPS.

8. Capital Expenditure and Cost Assumptions:
   -----------------------------------------

   a) The accounting for direct and indirect capital expenditures would remain the same as that currently used in the combined utilities of UE and CIPS.

   b) The actual capital costs for the divested company would be considerably higher than those of UE and CIPS. Since gas purchases are highly seasonal, the

    b) The actual capital costs for the divested company would be considerably higher than those of UE and CIPS. Since gas purchases are highly seasonal, the stand-alone gas company would experience great volatility in its cash positions. At the same time, the book value of the assets of NEWGAS-UE/CIPS would be much smaller than those of the combined utility predecessors. As a result, the new company would be perceived as riskier and would be subject to higher borrowing rates. Because of the constraints of the CIPS and UE mortgage indentures, the debt associated with the spun-off facilities would have to be refinanced at today's rates.

9. Transition Cost Assumptions: Costs such as the legal, investment banking, filing and printing fees associated with the public spin-off of stock, creation of new indenture agreements, negotiation of new service contracts and costs to establish business processes would be incurred and amortized appropriately.

10. Transactions Between Companies: All transactions and transfers between NEWGAS-UE/CIPS and UE/CIPS, would be arms-length transactions based upon fair market values.

11. Other Assumptions:
    ------------------

    a) Facility costs would include separate headquarters, storerooms, and office space for employees currently using facilities shared by the electric and gas businesses.

    b) To facilitate the assessment of financial effects, it was assumed the costs for outsourcing and performing work in-house would be comparable.

    c)  Information Services work would be outsourced.

    d) Additional equipment (i.e., vehicles, trenchers, heavy power operated equipment) would be leased under an operating lease.

    e)  External auditing costs were estimated based on industry surveys.

    f) Insurance costs were quotes based on protecting the gas utility against losses and damages to leased properties used in its operations, as well as injuries and damage claims.

    g) Regulatory commission expenses would be similar to those currently incurred in connection with formal cases before regulatory commissions involving gas operations.

    h) Potential costs for clean-up of environmental sites (coal gasification plants) would be the same whether or not the gas businesses are spun off. For this reason such costs were not considered in this Supplemental Study.

================================================================================
                    SECTION III.A.  NEWGAS-UE/CIPS OVERVIEW
================================================================================

Spinning off UE's and CIPS' gas operations into a separate stand-alone company (NEWGAS-UE/CIPS) would result in the following:

 . NEWGAS-UE/CIPS would need to establish service functions duplicating those at UE and CIPS, including treasury, financial planning, accounting, tax planning and compliance, rates, risk management, employee benefits, marketing, legal, customer service, regulatory and public affairs.

 .  Annual operating revenue deductions, exclusive of income taxes, for NEWGAS-
   UE/CIPS would be about 18% ($34.8 million) greater than UE's and CIPS gas operating revenue deductions. (SECTION III.C, Exhibit 1).

 .  NEWGAS-UE/CIPS' customers would experience a rate increase of about 23%
   ($50.4 million) in order to provide an 11.07% rate of return for stockholders (SECTION III.C, Exhibit 1).

 . NEWGAS-UE/CIPS would be at a competitive disadvantage because of high operating expenses.

 .  There would be no substantial benefits for customers or stockholders.

================================================================================
                    SECTION III.B.  NEWGAS-UE/CIPS ANALYSIS
================================================================================

The UE and CIPS gas distribution systems serve a total of approximately 288,000 (as of December 31, 1995) customers over a 23,000 square mile area in Missouri and Illinois. There are 7,150 miles of mains and 3,955 miles of service lines in the combined systems. Natural gas revenues for 1995 were $217.4 million on total system throughputs of 53.5 billion cubic feet of gas.

UE and CIPS operate as tightly integrated companies with many employees supporting both gas and electric operations. Of UE's and CIPS' 8,618 employees (as of December 31, 1995), only 349 devote 100% of their time to gas operations. Shared operations include customer service personnel who deal with service requests for both gas and electric customers, and meter readers who read both the electric and gas meters. Additionally, UE's and CIPS' gas and electric businesses also share services in the areas of treasury, financial planning, accounting, tax planning and compliance, rates, risk management, employee benefits, marketing, legal, customer service, regulatory and public affairs.
The shared gas/electric responsibilities of many of UE's and CIPS' employees have enabled UE and CIPS to provide quality service at low costs.

ORGANIZATION STRUCTURE AND STAFFING IMPACT
------------------------------------------

The UE and CIPS organizations, as of December 31, 1995, were used as a pattern for developing the NEWGAS-UE/CIPS organization structure. See SECTION III.C,
Exhibit 5 for the proposed organization. Divesting the gas operations would eliminate the effective use of shared staff to the detriment of both the gas and electric operations. To operate the gas business on a stand-alone basis, 553 additional employees would be required, in addition to the 349 employees mentioned above. UE and CIPS could expect very minimal staffing reductions in the electric business as a result of a gas divestiture. SECTION III.C, Exhibit 6 shows the proposed staffing, salaries, and wages summary, while Exhibit 2d shows that NEWGAS-UE/CIPS would incur an estimated net labor increase, including benefits, of $14,522,000. Exhibit 7 shows that with this proposed staffing, NEWGAS-UE/CIPS compares favorably with other gas utilities in the number of customers per employee. The following comments demonstrate some of the reasons for additional staffing:

     Each customer of UE and CIPS receives one bill for both gas and electric service and pays with one check. When treasury personnel process the checks, automated equipment posts both electric and gas payments to customers' accounts. NEWGAS-UE/CIPS would have to hire staff to handle gas payments that are now handled at essentially no additional cost by UE and CIPS. Spinning off the gas operations would only minimally reduce the workload on UE's and CIPS' cash processing personnel, since most gas customers also have electric service and would still send a check monthly.

     UE's and CIPS' meter readers read gas and electric meters in the same routes. NEWGAS-UE/CIPS would have to hire meter readers to re-trace the same routes to read the gas meters. Spinning off the gas operations would not reduce the number of meter readers needed by UE and CIPS since their routes would remain essentially the same.

     UE's Finance, Accounting and Corporate Services and CIPS' Finance and Accounting personnel maintain the books of the Companies and arrange for insurance. They arrange for long-term financing and borrow short-term funds for operations. They maintain stockholder records and perform various investor services. NEWGAS-UE/CIPS would require personnel to provide the same services. Spinning off the gas operations would not provide any measurable savings for UE and CIPS in the finance and accounting area, since all the existing books and records of the Company would remain essentially unchanged, insurance needs would be similar, and staff time devoted to financing activities would not be significantly reduced.

     UE's and CIPS' Human Resources Divisions administer benefit and salary plans. NEWGAS-UE/CIPS would need to hire personnel to perform the same duties. Spinning off the gas operations would not provide substantial savings to UE and CIPS, because each of UE's and CIPS' existing benefit and salary plans, and the associated reporting requirements, would remain.

     UE's Supply Service Division and CIPS' Purchasing and General Services Departments provide materials, supplies, transportation equipment, etc. to operating divisions. NEWGAS-UE/CIPS would need to hire personnel to perform the same duties for gas operations. Spinning off the gas operations would reduce the number of purchase orders handled by UE and CIPS as well as the amount of material handled and storage costs. However, the quantities involved are a small percentage of the total, so few, if any, staffing reductions could be affected and no facilities could be eliminated, making the actual savings for UE and CIPS minimal.

     UE's engineering staff provides engineering expertise to gas operating divisions, while CIPS has dedicated gas engineering staff. NEWGAS-UE/CIPS would need to hire personnel to perform gas engineering duties since CIPS gas engineering would not be capable of performing all of the additional work previously performed by UE engineering. Spinning off the gas operations would reduce the workload on UE engineering personnel, but since gas operations analysis is a small percentage of their work, spread over a geographically dispersed area, UE would not be able to eliminate any engineering positions.

     UE's legal staff provides legal, regulatory and claims services for UE's operating divisions, while CIPS uses outside counsel to perform these services. NEWGAS-UE/CIPS would need to hire personnel to perform these duties, or pay the increased cost of additional outside counsel. Since many legal issues are not divided into gas and electric considerations, the amount of work performed by UE's legal departments would not decrease significantly, and there would be no staffing reductions.

INDEPENDENT ACCOUNTANT IMPACT
-----------------------------

UE and CIPS hire independent accountants to audit the financial statements of the companies. NEWGAS-UE/CIPS would need to hire independent accountants to perform the same duties. UE and CIPS would not achieve any savings, since the existing level of work for the independent accountants would remain the same.

INFORMATION TECHNOLOGY IMPACT
-----------------------------

UE and CIPS provide extensive information technology assistance to its operating and support divisions. NEWGAS-UE/CIPS would need to provide the same assistance to its divisions. Hardware costs are reflective of the quantity of information to be processed, so NEWGAS-UE/CIPS' hardware and telecommunications costs would be substantially less than UE's and CIPS'. Software costs are generally less dependent on quantity and more dependent on function, so NEWGAS-UE/CIPS' software costs would be similar to UE's and CIPS'. See SECTION III. C, Exhibit 2b, which identifies a net increase in cost for information services of $14,754,000.

Divesting the gas operations would eliminate opportunities for sharing information technology resources to the detriment of both the gas and electric operations:

     NEWGAS-UE/CIPS would be subject to the same regulatory accounting requirements as UE and CIPS, so similar general ledger, payroll distribution, fixed asset and other accounting systems would be needed. It is estimated that the required software would be similar to UE's and CIPS', and would cost about $4.8 million. UE and CIPS would retain all existing software, resulting in no software savings. Also, UE and CIPS would expend considerable resources changing accounting systems to reflect the divestiture of the gas business.

     UE and CIPS operate integrated material management, purchasing and accounts payable systems. The systems provide ordering, purchasing, tracking, receiving, paying and inventory control functions. To maintain existing levels of customer service, NEWGAS-UE/CIPS would need a similar integrated system, which would cost about $2.4 million. UE and CIPS would require slightly less data storage, producing negligible savings. There would be no software savings since UE and CIPS would require all existing software.

     UE's investor services system handles stockholder and bondholder service requests, makes dividend and bond payments and keeps track of unclaimed checks and correspondence. CIPS currently outsources these responsibilities. NEWGAS-UE/CIPS would need a system with capabilities similar to those of UE to maintain the current level of service to stockholders and bondholders. Such a system would cost about $450,000. UE and CIPS would retain the same number of stockholders and bondholders, resulting in no savings.

     UE's and CIPS' customer information systems are extensively integrated with numerous other systems, providing seamless flow of information and efficient processing of customer service requests, payments and data updates. When customers call, the systems retrieve information and presents it to the call-taker, requiring customers to spend less time on the line. The systems automatically handle customers' payments made by mail, electronically, at pay stations or banks, or by charitable and government organizations. It provides a multitude of services such as budget billing, installment financing payments, combined billing for electric and gas, preferred pay dates, etc. NEWGAS-UE/CIPS would require a similar system to maintain the current level of service to customers. Recently installed utility billing systems have cost $25 - $50 million. Scaling down might be possible for a small utility, making the estimated cost about $20 million. Since there would be fewer customer records to process, UE and CIPS would require less data storage, postage, forms, etc., saving about $330,000 annually. UE and CIPS would expend considerable resources to final bill existing combination gas/electric customers and re-establish the electric accounts.

     Both UE and CIPS maintain distribution job management systems that receive and track customer requests for service or work, maintain the status of jobs for customer inquiries, automatically bill the customers for work completed and provide accurate accounting and work order control. NEWGAS-UE/CIPS would need a similar system, costing about $4,000,000, to maintain current levels of customer service. UE and CIPS would no longer process gas customers but data storage savings would be insignificant.

     UE maintains pension management software that provides valuation of the retirement plan for accounting purposes, maintains records of retirees, accumulates information for active employees for pension calculations and interfaces with payroll systems to maintain accurate information. CIPS currently outsources this work. To maintain the current levels of work for both UE's and CIPS' gas employees, NEWGAS-UE/CIPS would need a system similar to UE's, costing about $100,000. The assumed reduction of about 349 UE and CIPS employees who perform only gas related work would have a minimal effect on UE's and CIPS' data storage requirements, providing insignificant savings.

     UE and CIPS maintain sophisticated human resources, payroll, scheduling, time entry and absence tracking systems. The systems provide scheduling for time worked, vacation and other allowed time. They track absences and automatically update records and restore sick leave bank balances. The systems provide distributed entry of time worked and the associated accounting. The systems provide for the reporting of information to government, regulatory and other agencies. NEWGAS-UE/CIPS would need a similar system. UE's and CIPS' systems combined cost more than $6 million to develop. Since the UE and CIPS systems include processes required only for electric generating plant operations, NEWGAS-UE/CIPS could use simpler software, estimated at about $4,000,000. Processing 349 fewer employees would provide insignificant savings for UE and CIPS.

     UE's and CIPS' Information Technology personnel maintain the above systems. To maintain similar systems, it is estimated NEWGAS-UE/CIPS would expend about $2,150,000 annually. NEWGAS-UE/CIPS software maintenance would cost about three-fourth's of UE's cost since some systems would not exist in a gas-only company. Because all of the existing systems would remain, UE and CIPS would achieve no maintenance savings by spinning off the gas operations.

     UE and CIPS maintain communications networks, telephone services, radio systems, etc. To maintain similar systems, NEWGAS-UE/CIPS would need personnel and equipment costing about $5,860,000 annually. Due to fewer employees and locations, NEWGAS-UE/CIPS would spend an amount estimated at 10 percent of UE's and 36 percent of CIPS' costs. UE and CIPS would achieve minimal savings because the number of locations would remain the same, although slightly less equipment (e.g. telephones) would be needed because there would be fewer employees at some locations.

     UE and CIPS maintain data centers to serve all of the above systems. To operate similar systems, NEWGAS-UE/CIPS would need a similar data center,
     costing about $3,700,000 annually.   There would be no equipment or
     manpower savings for UE and CIPS, since all existing systems would remain.

INSURANCE COSTS
---------------

UE and CIPS obtain property, liability, directors and officers, workers compensation and other insurance. NEWGAS-UE/CIPS would require similar policies, at similar costs. See SECTION III.C, Exhibit 2c, which shows an estimated increase in insurance cost of $525,000 to NEWGAS-UE/CIPS. Since all coverages would remain in effect, UE and CIPS would experience no savings for insurance.

OFFICE AND CREW FACILITIES COSTS
--------------------------------

UE and CIPS maintain combined electric and gas office and crew facilities at several locations. NEWGAS-UE/CIPS would need facilities for office and crew personnel at each of the existing combined electric/gas locations. See SECTION III.C, Exhibit 2e-2, which identifies $3,038,549 in additional office and crew facilities costs. Since UE and CIPS would still operate the electric systems, the existing office and crew facilities would still be needed at each location.

TRANSPORTATION AND MOTORIZED EQUIPMENT COSTS
--------------------------------------------

UE and CIPS maintain transportation and motorized equipment used by both gas and electric crew and support personnel. NEWGAS-UE/CIPS would need to obtain similar equipment for gas operations. NEWGAS-UE/CIPS' additional transportation cost would be about $637,271 as identified in SECTION III.C, Exhibit 2g-1.
Since vehicle needs correlate closely with personnel needs, it is estimated that the reduction in equipment to be achieved by UE and CIPS would equal the additional equipment required by NEWGAS-UE/CIPS, except for vehicles used by meter readers to read both electric and gas meters. UE and CIPS would still need about the same number of meter reader vehicles currently used in the combination gas and electric districts, but the costs currently allocated to the gas business would be absorbed by the electric customers, resulting in increased annual meter reading vehicle costs to UE and CIPS of about $79,497.

TRANSITION COSTS
----------------

The divestiture of the gas operations of UE and CIPS and the creation of a stand-alone gas company would be a complex legal and financial transaction that would involve substantial transition costs. These costs would include legal and financial advising fees, and the services of independent accountants, actuaries and other consultants. Real estate services would be needed to procure facilities. Several hundred personnel would have to be hired and trained. Benefit plans would need to be established. The estimated transition costs of $11,031,000 for NEWGAS-UE/CIPS were developed by calculating the average of such costs incurred in several other publicly reported business spin-offs. See SECTION III.C, Exhibit 2f.

COST OF CAPITAL
---------------

The effective cost of capital for the stand-alone gas business was based upon capitalization ratios of UE's and CIPS' capital structure as of December 31, 1995, and estimated current costs of debt and equity, which average about 11.07%. See SECTION III.C, Exhibit 4 for detailed information.

INCOME TAXES ON THE DIVESTITURE TRANSACTION
-------------------------------------------

Under current law, the divestiture of the gas businesses of UE and CIPS into a single, combined company, after the merger and creation of Ameren Corporation, could be accomplished on a tax-free basis. However, legislation is pending in the U.S. Congress that, if passed, would apply to this transaction and would impose substantial income taxes.

Under the proposed legislation, CIPS would be subject to income tax on the difference between the fair market value of its gas assets (as of the date they are spun off from CIPS) and the tax basis of those assets. Using the net book value as a conservative minimum fair market value for these assets, it is estimated that these income taxes would be at least $24,000,000. These costs would, if incurred, substantially increase the lost economies already illustrated in Section I, Tables I-1 and I-2.

CONCLUSION
----------

The Supplemental Study concludes that a separate gas distribution company would require 902 full-time employees, an increase of approximately 158% over the number of employees currently devoted to UE and CIPS gas operations full-time. Based upon the assumptions set forth in SECTION II and the staffing requirements of the organizational structure, increased annual costs (excluding Federal and State income taxes) for NEWGAS-UE/CIPS are projected to be $34,768,000.

The exhibits (SECTION III.C) that follow show the economic effects of operating UE's and CIPS' gas divisions as one separate entity.

================================================================================
              SECTION III.C.  NEWGAS-UE/CIPS SCHEDULE OF EXHIBITS
================================================================================

        Exhibit No.                             Exhibit Title
=========================    ===================================================

             1               Income Statement, Proforma Adjustments & Revenue
                             Requirement
            1a               Consolidation of UE's & CIPS' Income Statements
             2               Estimated Additional Operating Expenses
            2a               Estimated External Audit Fees Based on Survey Data
            2b               Estimated Information Services Costs
            2c               Estimated Increased Cost of Insurance Coverage
            2d               Estimated Net Labor Increase, Including Benefits
        2e-1 & 2e-2          Estimated Operating Lease Facilities and Furniture
                             Costs
            2f               Estimated Transition Costs
      2g-1 thru 2g-3         Estimated Net Increase in Transportation &
                             Motorized Equipment Expense
             3               Rate Base
            3a               Consolidation of UE's and CIPS' Rate Base
            3b               Consolidation of UE's and CIPS' Common Plant
                             Allocated to Gas
             4               Cost of Capital
             5               Corporate Structure
             6               Salaries and Wages Summary
             7               Comparable Investor Owned Gas Companies (Customers
                             Per Employee Ratios)
             8               Estimated Executive Salaries
             9               UE's and CIPS' Electric Rate Base & Rate of Return
            9a               Consolidation of UE's and CIPS' Electric Rate Base


                                                        NEWGAS-UE/CIPS EXHIBIT 1

                        NEWGAS-UE/CIPS INCOME STATEMENT
                  PROFORMA ADJUSTMENTS & REVENUE REQUIREMENT
                           (In Thousands of Dollars)


                                         Existing
                                         UE/CIPS
                                       Consolidated                               Proformed         Revenue
                                       Year Ending            Proforma             NEWGAS-        Requirement
                                       12/31/95 (1)       Adjustments (2)          UE/CIPS        Increase (3)
                                       ------------       ---------------        ----------       ------------
Operating Revenue:                       $ 217,425           $      -            $  217,425         $ 267,857

Operating Revenue Deductions:
-----------------------------
  Purchased Gas                          $ 118,652                               $  118,652         $ 118,652
  Gas Withdrawn From Storage             $   6,653                               $    6,653         $   6,653
  O & M                                  $  43,379           $ 34,011            $   77,390         $  77,390
  Depreciation                           $  11,526                               $   11,526         $  11,526
  Taxes Other Than Income                $  17,645           $    757            $   18,402         $  18,402
                                         ---------           --------            ----------         ---------

Total Operating Revenue Deductions       $ 197,855           $ 34,768            $  232,623         $ 232,623
                                         ---------           --------            ----------         ---------

Gross Gas Income                         $  19,570                               $  (15,198)        $  35,234

Federal & State Income Taxes (4)         $   5,792                               $   (4,407)        $  10,218
                                         ---------                               ----------         ---------

Net Gas Income                           $  13,778                               $  (10,791)        $  25,016
                                         =========                               ==========         =========

Rate Base (5)                            $ 237,408                               $  225,980         $ 225,980
                                         =========                               ==========         =========

Indicated Rate of Return                      5.80%                                   -4.78%            11.07%(6)
                                         =========                               ==========         =========

(1)  See Exhibit 1a for consolidation detail.

(2)  See Exhibit 2 for a detailed summary of proforma adjustments.

(3) An increase of $50,432,000 or 23.20% in revenue is required to achieve a rate of return of 11.07%. For the purposes of this Supplemental Study, gross receipts taxes were not considered since both the resulting revenue and taxes (revenue deduction) would nullify any impact from this calculation.

(4) For twelve months ended 12/31/95, UE's and CIPS' combined effective Federal & State Income Taxes were 29.60% of gross income. This effective tax rate was used to calculate taxes for the Proformed NEWGAS-UE/CIPS and Revenue Requirement Increase columns.

(5)  See Exhibit 3.

(6) The effective rate of return is assumed to be the weighted cost of capital per Exhibit 4.

                                                       NEWGAS-US/CIPS EXHIBIT 1a

                CONSOLIDATION OF UE's & CIPS' INCOME STATEMENTS
                         FOR THE YEAR ENDING 12/31/95


                                     Existing      Existing        Existing
                                      UE Gas       CIPS Gas        UE/CIPS
                                      Company       Company       Consolidated
                                    Year Ending   Year Ending     Year Ending
                                      12/31/95      12/31/95        12/31/95
                                    -----------   -----------     ------------
Operating Revenue:                    $ 87,814      $ 129,611      $ 217,425

Operating Revenue Deductions:
  Purchased Gas                       $ 47,189      $  71,463      $ 118,652
  Gas Withdrawn From Storage          $  4,062      $   2,591      $   6,653
  O & M                               $ 16,822      $  26,557      $  43,379
  Depreciation                        $  4,722      $   6,804      $  11,526
  Taxes Other Than Income             $  7,683      $   9,962      $  17,645
                                      --------      ---------      ---------

Total Operating Revenue Deductions    $ 80,478      $ 117,377      $ 197,855
                                      --------      ---------      ---------

Gross Gas Income                      $  7,336      $  12,234      $  19,570

Federal & State Income Taxes (3)      $  2,131      $   3,661      $   5,792
                                      --------      ---------      ---------

Net Gas Income                        $  5,205      $   8,573      $  13,778
                                      ========      =========      =========


                                                        NEWGAS-UE/CIPS EXHIBIT 2

                                NEW GAS-UE/CIPS
                    ESTIMATED ADDITIONAL OPERATING EXPENSES
                             PROFORMA ADJUSTMENTS
                           (In Thousands of Dollars)


                                                  Exhibit
                                                 Reference
                                                   Number       Amount
                                                 ---------     -------
External Auditing Costs                             2a          $   188
Information Services (Outsourced)                   2b          $14,754
Insurance Premiums                                  2c          $   525
Labor & Benefits                                    2d          $14,522
Leased Facilities/Furniture                        2e-2         $ 3,039
Transition Costs (Amortized)                        2f          $ 1,103
Transportation & Work equipment                    2g-1         $   637
                                                                -------
   Total Additional Expenses                                    $34,768

Less: FICA and Unemployment Insurance               2d          $   757
                                                                -------

TOTAL ADDITIONAL O & M EXPENSES                                 $34,011
                                                                =======

                                                       NEWGAS-UE/CIPS EXHIBIT 2a



                    NEWGAS-UE/CIPS EXTERNAL AUDITOR COSTS
              ESTIMATED EXTERNAL AUDIT FEES BASED ON SURVEY DATA
                             PROFORMA ADJUSTMENT

                    Surveys comparing External Audit Fees                              Amount
                    -------------------------------------                              ======
Average fee for Utility companies with less than 300,000 Customers in 1994            $191,000
Average fee for Peer Group comparison with less than 300,000 Customers in 1994        $188,000

                                                                                      --------
                    Average of External Audit Fee Surveys                             $189,500


      Average Audit Fee for Pension Plans with less than 5,000 employees              $ 38,693
                                                                                      --------

             Total Estimated Annual Audit Fees for NEWGAS-UE/CIPS                     $228,193

Less:  External Audit Fees Allocated to UE's & CIPS' Gas operations in 1995           $ 40,000
                                                                                      --------

         Net Estimated Annual Audit Fees Increase for NEWGAS-UE/CIPS                  $188,193
                                                                                      ========

Sources:  Illinois Power Audit Fee Peer Group Comparison - 1994
          American Gas Association/Edison Electric Institute External Audit Fees - October 1995

                                                            NEWGAS-UE EXHIBIT 2b

                NEWGAS-UE/CIPS INFORMATION SERVICES
             ESTIMATED INFORMATION SERVICES (IS) COSTS
                        PROFORMA ADJUSTMENT
                     (In Thousands of Dollars)

                    Software Application Costs:                          Amount
                    --------------------------                           ------
General Ledger/Capital Projects/Asset Management/Accounts Payable        $ 4,800
Payroll Distribution                                                     $   250
Investor Services                                                        $   450
Customer Information System (CIS)                                        $20,000
Computer Telephone Integration System (CTI)                              $ 1,000
Distribution Operating Job Management (DOJM)                             $ 4,000
Gas Systems                                                              $ 6,250
Materials Management Information System (MMIS)                           $ 2,400
Pension Manager                                                          $   100
Payroll/Human Resource System                                            $ 3,000
Time Reporting                                                           $ 1,000
Miscellaneous                                                            $ 1,500
                                                                         -------
                 Total Software Application Costs                        $44,750
                                                                         -------

                 Annual System Operating Costs
Data Processing                                                          $ 3,700
Software Maintenance and Support                                         $ 2,153
Telecommunciations                                                       $ 5,864
                                                                         -------
                 Total Annual System Operating Costs                     $11,717
                                                                         -------

                  Estimated Cost to Outsource IS
                  ------------------------------
Annualized Software Application Costs (10 year amortization)             $ 4,475
Total Annual System Operating Costs                                      $11,717
                                                                         -------
        Total Annual Cost to Outsource Information Services              $16,192

Less:  IS Expenses Allocated to UE's and CIPS' Gas Operations in 1995    $ 1,438
                                                                         -------

           Net Increase in Cost for Information Services                 $14,754
                                                                         =======

                                                            NEWGAS-UE EXHIBIT 2c


                                NEWGAS-UE/CIPS
                ESTIMATED INCREASED COST OF INSURANCE COVERAGE
                              PROFORMA ADJUSTMENT


                                                                            Estimated  Net Increase to
                                  Limits                                   Stand Alone     NEWGAS-
        Coverage                (Millions)            Deductible           Premium Cost    UE/CIPS
--------------------------      ----------            ----------           ------------  ------------
Property                        $       5             $  250,000            $   40,000
General Liability               $      60             $  250,000            $  350,000
Auto Liability                  $       1             $     -               $  100,000
Directors & Officers Liability  $      10             $  250,000            $   75,000
Workers Compensation            Statutory             $  350,000            $  122,000
Fiduciary Liability             $       5             $    5,000            $   10,000
Crime (Fidelity)                $       5             $    5,000            $   10,000
                                                                            ----------
       Total NEWGAS-UE/CIPS Premium                                         $  707,000

Less:  1995 Insurance Cost Allocated to UE and CIPS Gas Operations          $  182,000
                                                                            ----------
       Net Increase in Insurance Costs for NEWGAS-UE/CIPS                                  $525,000
                                                                                           ========

Source:  Premiums are based on estimated costs obtained from the UE Secretary's
Department, Insurance Division.



                                                            NEWGAS-UE EXHIBIT 2d


                                NEWGAS-UE/CIPS
               ESTIMATED NET LABOR INCREASE, INCLUDING BENEFITS
                              PROFORMA ADJUSTMENT
                           (In Thousands of Dollars)


Total Estimated Salaries and Wages for NEWGAS-UE/CIPS (Exhibit 6)       $ 40,484

  Less:  Amount for Construction & Removals (26.72%) - (1)              $ 10,817
                                                                        --------

Total Estimated NEWGAS-UE/CIPS Salaries & Wages Charged to O & M                   $ 29,667

  Less:  1995 UE and CIPS Gas Salaries & Wages Charged to O & M                    $ 19,441
                                                                                   --------

Increase in NEWGAS-UE Salaries & Wages Charged to O & M                                       $ 10,226

Benefits (2):
  Employee Life, Hospitalization, savings plans, etc.                              $  2,250
  Pension Plan                                                                     $    931
  FICA & Unemployment Insurance                                                    $    757
  Other                                                                            $    358
                                                                                   --------
                Total Benefits                                                                $  4,296
                                                                                              --------

NEWGAS-UE/CIPS Net Labor Increase, Including Benefits                                         $ 14,522
                                                                                              ========



(1) The amount of direct labor allocated to construction and removal is based on the actual amount spent by UE and CIPS in 1995.

(2) Benefit costs were estimated based upon the cost (as a percentage of payroll) currently budgeted for:

   Life, Hospitalization, savings plans, post employment benefit, etc.               22.00%
   Pension Plan                                                                       9.10%
   FICA & Unemployment Insurance                                                      7.40%
   Other                                                                              3.50%
                                                                                   --------
                    Total                                                            42.00%
                                                                                   ========

                                                     NEWGAS-EU/CIPS EXHIBIT 2e-1

                                NEWGAS-UE/CIPS
                     ESTIMATED OPERATING LEASE FACILITIES
                              PROFORMA ADJUSTMENT

                                        Office Space Calculation
                          ---------------------------------------------------
                          Management  Office Space
                           & Staff      Needs in     Cost Per       Total       Works   Total Leased
                           Employee   Square Feet   Square Foot  Office Space  Hqtrs.    Facilities
                            Count         (1)           (2)          Cost        (3)        Cost
                          ----------  ------------  -----------  ------------  -------  ------------
General Office:
  St. Louis, Mo.             357        109,956       $15.00      $1,649,340        --   $1,649,340

Southeast District (MO):
  Cape Girardeau              13          4,004       $ 6.00      $   24,024   $38,400
  Chaffee                      0            --                    $      --    $17,000
  Dexter                       0            --                    $      --    $38,400
                                                                               -------
    Total                                                                                $  117,824


Wentzville District (MO):
  Louisiana                    9          2,772       $ 5.50      $   15,246   $17,000
  Troy                         0            --                    $      --    $17,000
                                                                               -------
    Total                                                                                $   49,246

Little Dixie District (MO):
  Boonville                    0            --                    $      --    $17,000
  Centralia                    0            --                    $      --    $17,000
  Columbia                    17          5,236       $ 9.00      $   47,124   $   --
  Mexico                       0            --                    $      --    $38,400
  Moberly                      0            --                    $      --    $38,400
                                                                               -------
    Total                                                                                $  157,924

Capital District (MO):
  Jefferson City              12          3,696       $ 8.00      $   29,568   $38,400
  Versailles                   0            --                    $      --    $17,000
                                                                               -------
    Total                                                                                $   84,968

Alton District (IL):          10          3,080       $ 9.00      $   27,720   $38,400   $   66,120

Eastern Division (IL):
  Effingham                    3            --        $  --       $      --    $17,000
  Hoopeston                    3            --        $  --       $      --    $17,000
  Mattoon                     18          5,544       $10.00      $   55,440   $55,400
  Paris                        3            --        $  --       $      --    $17,000
  Robinson                     3            --        $  --       $      --    $17,000
  Taylorville                  3            --        $  --       $      --    $17,000
                                                                               -------
    Total                                                                                $  195,840

                                                     NEWGAS-UE/CIPS EXHIBIT 2e-2

                                NEWGAS-UE/CIPS
           ESTIMATED OPERATING LEASE FACILITIES AND FURNITURE COSTS
                              PROFORMA ADJUSTMENT


                                            Office Space Calculation
                             ----------------------------------------------------------
                             Management       Office                           Total                             Total
                               & Staff        Space            Cost Per       Office            Works           Leased
                              Employee        Needs in          Square         Space            Hqtrs.        Facilities
                                Count      Square Feet (1)     Foot (2)        Cost               (3)            Cost
                             ----------------------------------------------------------      -----------      -----------
Southern Division (IL):
  Benton                           3           -              $      -         $   -             $ 17,000
  Carbondale                       3           -              $      -         $   -             $ 17,000
  Marion                          16          4,928           $     9.00       $ 44,352          $ 55,400
                                                                                                 --------
             Total                                                                                               $   133,752

Western Division (IL):
  Beardstown                      18          5,544           $     7.00       $ 38,808          $ 55,400
  Canton                           3           -              $      -         $   -             $ 17,000
  Jerseyville                      3           -              $      -         $   -             $ 17,000
  Macomb                           3           -              $      -         $   -             $ 17,000
  Petersburg                       3           -              $      -         $   -             $ 17,000
  Quincy                           3           -              $      -         $   -             $ 55,400
                                                                                                 --------
             Total                                                                                               $   217,608

Estimated Office Furniture Operating Lease Expense For All Areas:                                                $   602,000
                                                                                                                 -----------
NEWGAS-UE FACILITIES - GRAND TOTAL                                                                               $ 3,274,622

             Less:  UE & CIPS allocated costs for gas facilities                                                 $   236,073
                                                                                                                 -----------
NET NEWGAS-UE FACILITIES COST:                                                                                   $ 3,038,549
                                                                                                                 ===========

(1)  This cost was based on an average of 308 square feet per employee.

(2) Cost per square foot per annum was obtained from UE's Real Estate Department and/or calculated by taking the purchased cost of buildings amortized over 7 years to determine the lease expense.

(3) This includes space for construction and service supervision, staff, materials and supplies, and vehicles and equipment. Annual lease costs were based on actual appraised values of utility facilities capable of accommodating applicable staff, materials & equipment. Columbia, Mo. is the only city having a UE headquarters facility already dedicated to gas operations.

                                                       NEWGAS-UE/CIPS EXHIBIT 2f

                   NEWGAS-UE/CIPS ESTIMATED TRANSITION COSTS
                              PROFORMA ADJUSTMENT


Transition costs required to establish a new corporation would include the following:
                           Legal fees
                           Financial advisory fees
                           Consulting services of independent accountants,
                            actuaries, and others
                           Real estate services for acquisitions
                           Hiring and training costs to staff newly created
                            positions
                           Benefit plans established
                           Data Conversion


Transition costs for NEWGAS-UE/CIPS were estimated based upon an average of the following published transition costs for other corporate spin-offs:

                                                                                Transition
     Original Corporation                     Spin-off Company                  Costs(000)
     --------------------                     ----------------                  ----------
Baxter International                           Caremark                         $  13,300
Adolph Coors                                   ACX Technologies                 $   7,200
Dial Corporation                               GFC Financial                    $  13,000
Union Carbide                                  Praxair                          $  11,000
Ryder                                          Avial                            $   9,000
Price Costco                                   Price Enterprises                $  15,250
Humana                                         Galen                            $  15,000
Honeywell                                      Aliant                           $   4,500


                                                                               ----------
                               Average Transition Costs of the Above Companies  $  11,031
                                                                               ----------

Annual amortization of Transition Costs for NEWGAS-UE/CIPS (10%)                $   1,103
                                                                                =========

Source:  Transition costs reported in SEC Form 10-K filings.

                                                                  NEWGAS-UE/CIPS
                                                                    EXHIBIT 2g-1

                                NEWGAS-UE/CIPS
                  ESTIMATED NET INCREASE IN TRANSPORTATION &
                         MORTORIZED EQUIPMENT EXPENSE
                              PROFORMA ADJUSTMENT

                                          Est. Annual
Location (1):                                Cost
-------------------------                 ----------
General Office                            $  104,136
Southeast District                        $  415,068
Wentzville District                       $  185,976
Little Dixie District                     $  813,132
Capital District                          $  429,624
Alton District                            $  232,320
Eastern Division                          $  127,620
Southern Division                         $  115,500
Western Division                          $  133,680
                                          ==========

NEWGAS-UE/CIPS TOTAL                                          $2,557,056

Less: Amount Charged by UE & CIPS to Gas Operations in 1995   $1,919,785
                                                              ----------

NET INCREASE IN EXPENSE                                       $  637,271
                                                              ==========

(1) See Exhibits 2g-2 & 2g-3 for detail information. Projected costs were based on management's assessment of transportation & equipment needs and operating & maintenance experience.

                                                     NEWGAS-UE/CIPS EXHIBIT 2g-2

                                NEWGAS-UE/CIPS
            ESTIMATED TRANSPORTATION & MOTORIZED EQUIPMENT EXPENSE
                              PROFORMA AJDUSTMENT

                                       General Office(GO)\ Pool     Southeast District       Wentzville District
                                       ------------------------  ------------------------  -----------------------
                             Rate Per              Est. Annual              Est. Annual             Est. Annual
      Description             Month     Number         Cost      Number         Cost        Number      Cost
---------------------------  --------  ------------------------  ------------------------  -----------------------
GO\Pool Vehicles - Standard  $    470     10       $   56,400
---------------------------  --------  ------------------------  ------------------------  -----------------------
GO\Pool Vehicles - Compact   $    442      9       $   47,736
---------------------------  --------  ------------------------  ------------------------  -----------------------
Manager                      $    470                               1       $     5,640       1     $     5,640
---------------------------  --------  ------------------------  ------------------------  -----------------------
Operations Superintendent    $    442                               1       $     5,304       1     $     5,304
---------------------------  --------  ------------------------  ------------------------  -----------------------
Construction Supervisor      $    442                               3       $    15,912       3     $    15,912
---------------------------  --------  ------------------------  ------------------------  -----------------------
Distribution Supervisor      $    442                               1       $     5,304       1     $     5,304
---------------------------  --------  ------------------------  ------------------------  -----------------------
Supervising Engineer         $    442                               1       $     5,304       1     $     5,304
---------------------------  --------  ------------------------  ------------------------  -----------------------
Engineer                     $    442                               1       $     5,304       0     $       -
---------------------------  --------  ------------------------  ------------------------  -----------------------
Engineer Assistant           $    505                               2       $    12,120       1     $     6,060
---------------------------  --------  ------------------------  ------------------------  -----------------------
Office Manager               $    442                               1       $     5,304       1     $     5,304
---------------------------  --------  ------------------------  ------------------------  -----------------------
Meter Reader                 $    505                               5       $    30,300       2     $    12,120
---------------------------  --------  ------------------------  ------------------------  -----------------------
Customer Service Advisor     $    442                               1       $     5,304       1     $     5,304
---------------------------  --------  ------------------------  ------------------------  -----------------------

---------------------------  --------  ------------------------  ------------------------  -----------------------
Other transportation &
---------------------------  --------  ------------------------  ------------------------  -----------------------
  Motorized Equipment
---------------------------  --------  ------------------------  ------------------------  -----------------------
  Not Indicated Above                              $      -                $    319,272             $   119,724
---------------------------  --------  ------------------------  ------------------------  -----------------------
         TOTAL                                     $  104,136              $    415,068             $   185,976
                                                   ============            ==============           ==============

                                         Little Dixie District        Capital District         Alton District
                                       ------------------------  ------------------------  -----------------------
                             Rate Per              Est. Annual             Est. Annual              Est. Annual
      Description              Month     Number       Cost        Number       Cost         Number      Cost
---------------------------  --------  ------------------------  ------------------------  -----------------------
Manager                      $    470      1       $   5,640        1      $     5,640        1      $     5,640
---------------------------  --------  ------------------------  ------------------------  -----------------------
Operations Superintendent    $    442      1       $   5,304        1      $     5,304        1      $     5,304
---------------------------  --------  ------------------------  ------------------------  -----------------------
Construction Supervisor      $    442      4       $  21,216        4      $    21,216        2      $    10,608
---------------------------  --------  ------------------------  ------------------------  -----------------------
Distribution Supervisor      $    442      3       $  15,912        2      $    10,608        0      $       -
---------------------------  --------  ------------------------  ------------------------  -----------------------
Supervising Engineer         $    442      1       $   5,304        1      $     5,304        1      $     5,304
---------------------------  --------  ------------------------  ------------------------  -----------------------
Engineer                     $    442      1       $   5,304        1      $     5,304        0      $       -
---------------------------  --------  ------------------------  ------------------------  -----------------------
Engineer Assistant           $    505      3       $  18,180        2      $    12,120        0      $       -
---------------------------  --------  ------------------------  ------------------------  -----------------------
Office Manager               $    442      1       $   5,304        1      $     5,304        0      $       -
---------------------------  --------  ------------------------  ------------------------  -----------------------
Meter Reader                 $    505      7       $  42,420        3      $    18,180        2      $    12,120
---------------------------  --------  ------------------------  ------------------------  -----------------------
Customer Service Advisor     $    442      1       $   5,304        1      $     5,304        1      $     5,304
---------------------------  --------  ------------------------  ------------------------  -----------------------

---------------------------  --------  ------------------------  ------------------------  -----------------------
Other transportation &
---------------------------  --------  ------------------------  ------------------------  -----------------------
  Motorized Equipment
---------------------------  --------  ------------------------  ------------------------  -----------------------
  Not Indicated Above                              $ 683,244               $   335,340                $  188,040
---------------------------  --------  ------------------------  ------------------------  -----------------------

          TOTAL                                    $ 813,132               $   429,624                $  232,320
                                                   ============            ==============             ============

                                                     NEWGAS-UE/CIPS EXHIBIT 2g-3


                                NEWGAS-UE/CIPS
            ESTIMATED TRANSPORTATION & MOTORIZED EQUIPMENT EXPENSE
                              PROFORMA ADJUSTMENT


                                                    ----------------------      ------------------------     --------------------
                                                       Eastern Division            Southern Division           Western Division
                                                    ----------------------      ------------------------     --------------------
---------------------------        --------         ------     -----------      ------      -----------      ------   -----------
                                   Rate Per                    Est. Annual                  Est. Annual               Est. Annual
       Description                  Month           Number        Cost          Number          Cost         Number       Cost
---------------------------        --------         ------     -----------      ------      -----------      ------   -----------
Manager                             $ 470             1         $  5,640           1         $  5,640          1       $  5,640
Superintendent                      $ 442             6         $ 31,824           6         $ 31,824          6       $ 31,824
H/R Supervisor                      $ 442             1         $  5,304           1         $  5,304          1       $  5,304
New Business Supervisor             $ 442             1         $  5,304           1         $  5,304          1       $  5,304
C/S & N/B Representatives           $ 442             4         $ 21,216           4         $ 21,216          4       $ 21,216
Engineer                            $ 442             2         $ 10,608           2         $ 10,608          2       $ 10,608
Operating Supervisor                $ 442             1         $  5,304           1         $  5,304          1       $  5,304
Meter Reader                        $ 505             7         $ 42,420           5         $ 30,300          8       $ 48,480
---------------------------        --------         ------     -----------      ------      -----------      ------   -----------


     DIVISION TOTALS                                            $127,620                     $115,500                  $133,680
                                                               ===========                  ===========               ===========

                                                        NEWGAS-UE/CIPS EXHIBIT 3

                                NEWGAS-UE/CIPS
                                   RATE BASE
                           (In Thousands of Dollars)


                                   Existing
                                   UE/CIPS      Reduction
                                 Consolidated   for UE's &       NEWGAS-
                                 Year Ending   CIPS' Common      UE/CIPS
                                   12/31/95    Gas Plant (1)  Net of Common
                                 (Exhibit 3a)   (Exhibit 3b)  Plant 12/31/95
                                 ------------  -------------  --------------
Gas Plant In Service               $408,192      $(12,762)       $395,430

Reserve For Depreciation           $147,197      $ (1,334)       $145,863
                                   --------      --------        --------
Net Plant                          $260,995      $(11,428)       $249,567

Materials & Supplies               $ 12,940                      $ 12,940

Prepayments                        $   (750)                     $   (750)

Customer Advances                  $ (1,401)                     $ (1,401)

Accumulated Deferred Income
  Taxes                            $(34,376)                     $(34,376)
                                   --------      --------        --------
    TOTAL RATE BASE                $237,408      $(11,428)       $225,980
                                   ========      ========        ========

(1) Mainly buildings and equipment jointly used by the electric and gas departments. Under a divestiture, all common property would go with the electric company.

                                                       NEWGAS-UE/CIPS EXHIBIT 3a

                    CONSOLIDATION OF UE's & CIPS' RATE BASE
                           FOR YEAR ENDING 12/31/95

                                 Existing      Existing       Existing
                                  UE Gas       CIPS Gas       UE/CIPS
                                  Company       Company     Consolidated
                                Year Ending   Year Ending   Year Ending
                                 12/31/95      12/31/95       12/31/95
                                -----------   -----------   ------------
Gas Plant In Service             $179,985       $228,207      $408,192

Reserve For Depreciation         $ 53,744       $ 93,453      $147,197
                                 --------       --------      --------

Net Plant                        $126,241       $134,754      $260,995

Materials & Supplies             $ 11,892       $  1,048      $ 12,940

Prepayments                      $    236       $   (986)     $   (750)

Customer Advances                $   (937)      $   (464)     $ (1,401)

Accumulated Deferred Income
  Taxes                          $(12,616)      $(21,760)     $(34,376)
                                 --------       --------      --------
    TOTAL RATE BASE              $124,816       $112,592      $237,408
                                 ========       ========      ========

                                                       NEWGAS-UE/CIPS EXHIBIT 3b

                  CONSOLIDATION OF UE's & CIPS' COMMON PLANT
                   ALLOCATED TO GAS FOR YEAR ENDED 12/31/95


                             UE             CIPS         UE & CIPS
                         Common Plant   Common Plant    Common Plant
                         Allocated to   Allocated to    Allocated to
                         Gas Plant(1)   Gas Plant (1)  Gas Plant (1)
                         -----------    -------------  --------------
Gas Plant In Service     $   5,738       $      7,024  $       12,762

Reserve For Depreciation $   1,083       $        251  $        1,334
                         -----------     ------------  --------------

Net Plant                $   4,655       $      6,773  $       11,428
                         ===========     ============  ==============


(1) Mainly buildings and equipment jointly used by the electric and gas departments. Under a divestiture, all common property would go with the electric company.



                                                        NEWGAS-UE/CIPS EXHIBIT 4

                                                         NEWGAS-UE/CIPS
                                                   STAND-ALONE COST OF CAPITAL

                                          UE                                 CIPS                              UE/CIPS
                           ---------------------------------   ---------------------------------   -------------------------------
                                                                                                   Weighted
                           Capital-      % of                  Capital-     % of                   Capital-
                           ization    UE/CIPS Gas   Weighted   ization    UE/CIPS Gas   Weighted   ization      Cost      Weighted
Type of Capital             Ratios     Rate Base     Ratios     Ratios     Rate Base     Ratios     Ratios    Component     Cost
------------------------   --------   -----------   --------   --------   -----------   --------   --------   ---------   --------
Long Term Debt              41.00%       53.17%      21.80%     42.41%       46.83%      19.86%     41.66%       8.41%      3.50%

Preferred                    5.10%       53.17%       2.71%      7.08%       46.83%       3.32%      6.03%       8.41%      0.51%

Common Equity               53.90%       53.17%      28.66%     50.51%       46.83%      23.65%     52.31%      13.50%      7.06%
                                                                                                                           ------

Weighted Cost of Capital                                                                                                   11.07%
                                                                                                                           ======


Note: Capitalization ratios are based on the total UE and CIPS capital structures as of 12/31/95. Debt and equity were estimated at then current costs. Current cost of debt and preferred = 30 year, 10 Year No Call first mortgage bond @ 7.91% (all-in-cost) + 50 basis points. Bond and preferred stock rate provided on April 19, 1996 by Smith Barney.

                                                        NEWGAS-UE/CIPS EXHIBIT 5

                                NEWGAS-UE/CIPS
                              Organization Chart


President & CEO
        Vice President - Customer Service
                            Manager - Customer Service Support
                            Manager - Southeast District
                            Manager - Wentzville District
                            Manager - Little Dixie District
                            Manager - Capital District
                            Manager - Alton District
                            Manager - Eastern Division
                            Manager - Western Division
                            Manager - Southern Division
                            Manager - Corporate Communications
                            Manager - Gas Marketing
        Vice President - Corporate Services
                            Manager - Purchasing
                            Manager - Stores
                            Manager - Motor Transportation
                            Manager - Real Estate & Facilities
                            Manager - General Services
        General Counsel
                            Associate General Counsel - Regulatory
                            Associate General Counsel - Claims
        Vice President - Finance
                            Manager - Accounting
                            Manager - Tax
                            Manager - Internal Audit
        Secretary/Treasurer
                            Manager - Investor Relations
                            Manager - Treasury Operations
                            Assistant Secretary - Insurance & Records
        Vice President - Human Resources
                            Manager - Employment Services
                            Manager - Industrial Relations
        Vice President - Gas Supply
                            Manager - Gas Supply
                            Manager - System Planning & Engineering
                            Manager - Corporate Planning

                                                        NEWGAS-UE/CIPS EXHIBIT 6

                                 NEWGAS-UE/CIPS
              SALARIES AND WAGES SUMMARY (In Thousands of  Dollars)

                                                                                    Totals
                                                                          --------------------------
                                             Employees   Salaries/Wages   Employees   Salaries/Wages
                                             ---------   --------------   ---------   --------------
Executive Staff & Secretarial Support                                         16          $ 1,120

Customer Service Division:
    Customer Service Support                     62          $2,698
    Gas Marketing                                25          $1,218
    Southeast District                           46          $2,041
    Wentzville District                          26          $1,190
    Little Dixie District                       102          $4,376
    Capital District                             45          $2,106
    Alton District                               34          $1,592
    Eastern Division                             96          $3,834
    Western Divsion                             107          $4,242
    Southern Division                            73          $2,915
    Corporate Communications                      5          $  262
                                                ---          ------
        Customer Service Division Total                                      621          $26,474

Corporate Services Division:
    Purchasing                                    9          $  533
    Stores                                        7          $  369
    Motor Transportation                          4          $  225
    Real Estate & Facilities                      4          $  225
    General Services                             36          $1,364
                                                ---          ------
        Corporate Services Division Total                                     60          $ 2,716

General Counsel Division:
    Regulatory                                    6          $  370
    Claims                                        5          $  268
                                                ---          ------
        General Counsel Division Total                                        11          $   638

Controller Division:
    Accounting, Payroll, Accounts Payable        42          $1,751
    Internal Audit                               11          $  640
    Tax                                          14          $  713
                                                ---          ------
        Controller Division Total                                             67          $ 3,104

Secretary/Treasurer Division:
    Investor Relations                            4          $  199
    Treasury Operations                          18          $  755
    Insurance & Records                           8          $  351
                                                ---          ------
        Secretary/Treasurer Division Total                                    30          $ 1,305

Human Resources Division:
    Employment Services                          36          $1,848
    Industrial Relations                          5          $  285
                                                ---          ------
        Human Resources Division Total                                        41          $ 2,133

Gas Supply:
    Gas Supply                                    6          $  365
    System Planning & Engineering                30          $1,645
    Corporate Planning                           20          $  984
                                                ---          ------
        Gas Supply Division Total                                             56          $ 2,994
                                                                             ---          -------
            GRAND TOTAL                                                      902          $40,484
                                                                             ===          =======

                                                        NEWGAS-UE/CIPS EXHIBIT 7


                    COMPARABLE INVESTOR OWNED GAS UTILITIES
                            CUSTOMERS PER EMPLOYEE



                                                               Customers
      Companies                      Customers   Employees    Per Employee
----------------------               ---------   ---------    ------------
NEWGAS-UE/CIPS                         288,000         902             319
Connecticut Natural Gas                138,000         642             215
ENERGEN                                435,000       1,488             292
Southern Connecticut Gas               153,000         572             267
United Cities Gas                      295,000       1,343             220
Yankee Gas Service                     177,000         670             264

Source:  American Gas Association - Directory of Member Companies

(Selection Criteria - Total Number of Customers Similar to NEWGAS-UE and NEWGAS-CIPS as shown in the previous Study, and also to NEWGAS-UE/CIPS in this Supplemental Study)

                                                        NEWGAS-UE/CIPS EXHIBIT 8



                         ESTIMATED EXECUTIVE SALARIES
                         ----------------------------


Salary Survey Data for Companies with Revenues less than $300 million were used to establish a reasonable range for the NEWGAS-UE/CIPS executive salary levels. For existing positions that would become part of the spun-off company, existing UE salaries were used.



                                                            NEWGAS-UE/CIPS
                                                            --------------
            POSITION            SURVEY DATA RANGE            SALARY LEVELS
            --------            -----------------            -------------
President                                $212,000                 $200,000
Vice President Level             $73,600-$106,300         $80,000-$110,000


Source:  1996 Edison Electric Institute Executive Compensation Survey

                                                        NEWGAS-UE/CIPS EXHIBIT 9


                  UE/CIPS ELECTRIC RATE BASE & RATE OF RETURN
                         TWELVE MONTHS ENDED 12/31/95
                           (In Thousands of Dollars)


                                       Existing
                                       UE/CIPS           Addition
                                       Electric         For Common        UE/CIPS
                                     Consolidated       Plant (1)        Electric
                                     (Exhibit 9a)      (Exhibit 3b)     As Adjusted
                                     ------------       ----------      -----------
Electric Plant In Service            $ 10,081,927       $   12,762      $10,094,689

Reserve For Depreciation             $  3,858,615       $    1,334      $ 3,859,949
                                     ------------       ----------      -----------

Net Plant                            $  6,223,312       $   11,428      $ 6,234,740

Fuel and Materials & Supplies        $    223,883                       $   223,883

Prepayments                          $     20,606                       $    20,606

Customer Advances                    $     (7,677)                      $    (7,677)

Accumulated Deferred Income Taxes    $ (1,175,397)                      $(1,175,397)
                                     -------------      ----------      ------------

         TOTAL RATE BASE             $  5,284,727       $   11,428      $ 5,296,155
                                     ============       ==========      ===========


NET OPERATING INCOME                 $    534,247                       $   534,247
                                     ------------                       -----------


RETURN ON RATE BASE                         10.11%                            10.09%
                                     ============                       ===========

(1)  This represents an allocation of all plant and property jointly used by the electric and gas departments.  Under a divestiture, all common property would go with the electric company.


                                                       NEWGAS-UE/CIPS EXHIBIT 9a


               CONSOLIDATION OF UE's & CIPS' ELECTRIC RATE BASE
                         FOR THE YEAR ENDING 12/31/95


                                         UE's           CIPS'         Existing
                                       Electric        Electric        UE/CIPS
                                       Company         Company        Electric
                                    as of 12/31/95   as of 12/31/95   Consolidated
                                    --------------   --------------   ------------
Electric Plant In Service             $7,796,628      $2,285,299     $10,081,927

Reserve For Depreciation              $2,819,806      $1,038,809     $ 3,858,615
                                      ----------      ----------     -----------

Net Plant                             $4,976,822      $1,246,490     $ 6,223,312

Fuel and Materials & Supplies         $  184,684      $   39,199     $   223,883

Prepayments                           $   13,425      $    7,181     $    20,606

Customer Advances                     $   (6,935)     $     (742)    $    (7,677)

Accumulated Deferred Income Taxes     $ (848,543)     $ (326,854)    $(1,175,397)
                                      ----------      ----------     -----------

                                      $4,319,453      $  965,274     $ 5,284,727
                                      ==========      ==========     ===========